EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 4/15/25 by the Reporting Persons to 4/23/25, the date of the event which required filing of this Schedule 13D/A. All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/14/2025	Buy	7,939	23.89
4/15/2025	Buy	19,319	24.32
4/16/2025	Buy	35,416	24.48
4/17/2025	Buy	303	24.80
4/21/2025	Buy	19,218	25.31
4/23/2025	Buy	19,125	26.02